Exhibit 99.1

FXCM Reports Monthly Metrics

Second highest retail volume in FXCM history

NEW YORK—February 11, 2015 — FXCM Inc. (NYSE:FXCM) today announced certain key operating metrics for January 2015 for its retail and institutional foreign exchange business.

January 2015 Retail Trading Metrics

•	Retail customer trading volume(1)* of $450 billion in January 2015, 3% higher than December 2014 and 32% higher than January 2014.

•	Average retail customer trading volume(1)* per day of $21.4 billion in January 2015, 2% higher than December 2014 and 38% higher than January 2014.

•	An average of 662,080 retail client trades per day in January 2015, 11% higher than December 2014 and 61% higher than January 2014.

•	Tradeable accounts(2) of 223,079 as of January 31, 2015, a decrease of 7,500, or 3% from December 31, 2014, and an increase of 33,469 or 18%, from January, 2014.

January 2015 Institutional Trading Metrics

•	Institutional customer trading volume(1) of $255 billion in January 2015, 21% lower than December 2014 and 39% higher than January 2014.

•	Average institutional trading volume(1) per day of $12.1 billion in January 2015, 21% lower than December 2014 and 44% higher than January 2014.

•	An average of 35,734 institutional client trades per day in January 2015, 19% lower than December 2014 and 6% lower than January 2014.

“While it was a challenging month for FXCM due to the unprecedented movement of the Swiss Franc on January 15th and the resulting negative balances of a number of our clients, we were able to generate our second best month ever on the retail side and FXCM is back in a solid competitive position with approximately $1 billion in client equity and over 223,000 accounts worldwide,” said Drew Niv, President and CEO of FXCM. “For the first week of February, we are now receiving net inflows of client funds.”

“Our institutional business was affected somewhat in the month by the events of the 15th as a number of our institutional customers’ prime brokers initially disconnected from FXCM. However, I am pleased to say that all but one of the numerous prime brokers used by our institutional clients are back with FXCM and we remain optimistic that this business is on course to return to the growth it was experiencing before the events of the 15th.”

More information, including historical results for each of the above metrics, can be found on the investor relations page of the Company's corporate web site, www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc. FXCM undertakes no obligation to publicly update or review previously reported operating data. Any updates to previously reported operating data will be reflected in the historical operating data that can be found on the Investor Relations page of the Company's corporate web site, www.fxcm.com.

(1) Volume that FXCM customers traded in period translated into US dollars.

(2) An account that has sufficient funds to place a trade in accordance with FXCM trading policies.

* Volume generated by retail clients with negative balances due to the SNB announcement on January 15th, 2015 is excluded from volume.

Disclosure Regarding Forward-Looking Statements

In addition to historical information, certain statements contained herein may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995, which reflect FXCM's current views with respect to, among other things, its operations and financial performance in the future. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about the FXCM's industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with the events that took place in the currency markets on January 15, 2015 and the impact to FXCM's capital structure, risks associated with FXCM's ability to recover all or a portion of any losses, risks relating to the ability of FXCM to satisfy the terms and conditions of or make payments pursuant to the terms of its agreements with Leucadia, risks related to its dependence on FX market makers, market conditions and those other risks described under "Risk Factors" in FXCM Inc.'s Annual Report on Form 10-K and other reports or documents FXCM files with, or furnishes to, the SEC from time to time, which are accessible on the SEC website at sec.gov. This information should also be read in conjunction with the FXCM's Consolidated Financial Statements and the Notes thereto contained in the FXCM's Annual Report on Form 10-K, and in other reports or documents the FXCM files with, or furnishes to, the SEC from time to time, which are accessible on the SEC website at sec.gov.

About FXCM Inc.

FXCM Inc. (NYSE:FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM's client offering is No Dealing Desk forex trading. Clients benefit from FXCM's large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM's U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.

Visit www.fxcm.com and follow us on Twitter @FXCM, Facebook FXCM, Google+ FXCM or YouTube FXCM.

CONTACT: FXCM Inc.

Jaclyn Klein, 646-432-2463

Vice-President, Corporate Communications

jklein@fxcm.com

investorrelations@fxcm.com